Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter Ended March 31, 2021

NEW YORK--(BUSINESS WIRE)--May 5, 2021--New Mountain Finance Corporation (NASDAQ:NMFC) (the "Company", "we", "us" or "our") today announced its financial results for the quarter ended March 31, 2021 and reported first quarter net investment income of $0.30 per weighted average share and adjusted net investment income1 of $0.30 per weighted average share. At March 31, 2021, net asset value (“NAV”) per share was $12.85, compared to $12.62 at December 31, 2020. The Company also announced that its board of directors declared a second quarter distribution of $0.30 per share, which will be payable on June 30, 2021 to holders of record as of June 16, 2021. For additional details related to the quarter ended March 31, 2021, please refer to the New Mountain Finance Corporation Form 10-Q filed with the SEC and the supplemental investor presentation which can be found on the Company's website at http://www.newmountainfinance.com.

Selected Financial Highlights

(in thousands, except per share data)	March 31, 2021
Investment Portfolio(1)	$3,040,034
Total Assets	$3,128,335
Total Statutory Debt(3)	$1,471,157
NAV(2)	$1,244,317

NAV per Share	$12.85
Statutory Debt/Equity	1.18x

Investment Portfolio Composition	March 31, 2021	Percent of Total
First Lien	$1,576,600	51.9%
Second Lien(1)	717,631	23.6%
Subordinated	37,295	1.2%
Preferred Equity	161,405	5.3%
Investment Fund	232,400	7.6%
Common Equity and Other(4)	314,703	10.4%
Total	$3,040,034	100.0%

Supplemental Information Regarding Adjusted Net Investment Income1

	Three Months Ended March 31, 2021
(in millions, except per share data)	GAAP(5)	Non-recurring Adjustments(6)	Adjusted(6)
Net investment income ("NII")(7)	$28.7	$0.8	$29.5
Net investment income per weighted average share	$0.30	$0.00	$0.30
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(1) Includes collateral for securities purchased under collateralized agreements to resell.
(2) Excludes non-controlling interest in New Mountain Net Lease Corporation (“NMNLC”).
(3) Excludes the Company’s United States (“U.S.”) Small Business Administration (“SBA”)-guaranteed debentures. Includes premium received on additional convertible notes issued in June 2019.
(4) Includes investments held in NMNLC.
(5) Accounting principles generally accepted in the United States of America (“GAAP”).
(6) Adjusted NII excludes $0.8 million of accelerated deferred financing cost associated with the early repayment of unsecured notes.
(7) Excludes $0.3 million of NII related to non-controlling interest in NMNLC.

We believe that the strength of the Company’s unique investment strategy – which focuses on middle market defensive growth companies that are well researched by New Mountain Capital, L.L.C. (“New Mountain”), a leading alternative investment firm, is underscored by continued stable credit performance. The Company has had only ten portfolio companies, representing approximately $236 million of the cost of all investments made since inception in October 2008, or approximately 2.8% of $8.3 billion, go on non-accrual.

Robert A. Hamwee, CEO, commented: “Our portfolio continued to perform well through Q1, as evidenced by 85% of our companies maintaining the green rating, as well as ongoing book value recovery, which improved an additional $0.23 to $12.85. Additionally, Moody’s has assigned NMFC an investment grade rating of Baa3 in May, which reflects our successful track record, extensive firm resources, and experienced management team.”

John R. Kline, President and COO, commented: “We are pleased to announce again a second quarter distribution of $0.30 per share payable on June 30, 2021 to holders of record as of June 16, 2021. With the continued support of our Investment Adviser, we are committed to paying quarterly dividends of at least $0.30 over the next seven quarters as we expect our positive performance will continue.”

“We believe New Mountain’s strategy of focusing on 'defensive growth' industries and on companies that we know well continues to prove to be a successful strategy,” added Steven B. Klinsky, NMFC Chairman. “We have had good news on a number of fronts this quarter, and we believe one of our keys to success is the strength of the team, which we continue to build over time, now at over 175 employees.”

Portfolio and Investment Activity2

As of March 31, 2021, the Company’s NAV was approximately $1,244.3 million and its portfolio had a fair value of approximately $3,040.0 million in 102 portfolio companies, with a weighted average YTM at Cost3 of approximately 8.8%. For the three months ended March 31, 2021, the Company generated approximately $96.6 million of originations in four new portfolio companies and approximately $122.8 million of originations, including commitments4 for follow-on investments in nine portfolio companies held as of December 31, 2020. For the three months ended March 31, 2021, the Company had $5.5 million of asset sales and cash repayments4 of approximately $190.7 million.

Consolidated Results of Operations5

The Company’s total investment income for the three months ended March 31, 2021 and 2020 was approximately $67.4 million and $74.1 million, respectively.

The Company’s total net expenses, after income tax expense, for the three months ended March 31, 2021 and 2020 were approximately $38.7 million and $42.8 million, respectively. Total net expenses, after income tax expense, for the three months ended March 31, 2021 and 2020 consisted of approximately $19.4 million and $22.2 million, respectively, of costs associated with the Company’s borrowings and approximately $17.0 million and $18.1 million, respectively, in net management and incentive fees. Since the Company’s initial public offering (“IPO”), the base management fee calculation has deducted the borrowings under the New Mountain Finance SPV Funding, L.L.C. credit facility (the “SLF Credit Facility”). The SLF Credit Facility had historically consisted of primarily lower yielding assets at higher advance rates. As part of an amendment to the Company’s existing credit facilities with Wells Fargo Bank, National Association, the SLF Credit Facility merged with and into the New Mountain Finance Holdings, L.L.C. credit facility (the “Holdings Credit Facility”) on December 18, 2014. Post credit facility merger and to be consistent with the methodology since the IPO, New Mountain Finance Advisers BDC, L.L.C. (the “Investment Adviser”) will continue to waive management fees on the leverage associated with those assets held under revolving credit facilities that share the same underlying yield characteristics with investments that were leveraged under the legacy SLF Credit Facility. Effective as of and for the quarter ended March 31, 2021 through the quarter ending December 31, 2022, the Investment Adviser has entered into a fee waiver agreement pursuant to which the Investment Adviser will waive base management fees in order to reach a target base management fee of 1.25% on gross assets (the “Reduced Base Management Fee”) as opposed to the Company’s current base management fee of 1.75% on gross assets less the borrowings under the SLF Credit Facility and less cash and cash equivalents (the “Base Management Fee”). If, for any quarterly period during the term of the fee waiver agreement, the Reduced Base Management Fee would be greater than the Base Management Fee calculated under the terms of the Investment Management Agreement, the Investment Adviser shall only be entitled to the lesser of those two amounts. The Investment Adviser cannot recoup management fees that the Investment Adviser has previously waived. For the three months ended March 31, 2021 and 2020 management fees waived were approximately $3.6 million and $3.5 million, respectively. The Company’s net direct and indirect professional, administrative, other general and administrative and income tax expenses for the three months ended March 31, 2021 and 2020 were approximately $2.3 million and $2.5 million, respectively.

For the three months ended March 31, 2021 and 2020, the Company recorded approximately $22.8 million and ($203.7) million, respectively, of net realized and unrealized gains (losses).

Liquidity and Capital Resources

As of March 31, 2021, the Company had cash and cash equivalents of approximately $47.3 million and total statutory debt outstanding of approximately $1,471.2 million6, which consisted of approximately $450.2 million of the $745.0 million of total availability on the Holdings Credit Facility, $107.0 million of the $188.5 million of total availability on the Company’s senior secured revolving credit facility (the “NMFC Credit Facility”), $201.0 million of the $280.0 million of total availability on the Company’s secured revolving credit facility (the “DB Credit Facility”), $0 of the $50.0 million of total availability on the uncommitted revolving loan agreement (the “Unsecured Management Company Revolver”), $0 of the $10.0 million of total availability on the senior secured revolving credit facility (the “NMNLC Credit Facility II”), $201.5 million7 of convertible notes outstanding and $511.5 million of unsecured notes outstanding. Additionally, the Company had $300.0 million of SBA-guaranteed debentures outstanding as of March 31, 2021.

Portfolio and Asset Quality2

The Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing materially in-line with expectations. Any investment performing materially below our expectations, where the risk of loss has materially increased since the original investment, would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” could be moved to non-accrual status and the final development could be an actual realization of a loss through a restructuring or impaired sale.

As of March 31, 2021, six portfolio companies had an investment rating of “3” and four portfolio companies had an investment rating of “4”. The Company’s investments in the portfolio companies with an investment rating of “3” had an aggregate cost basis of approximately $151.4 million and an aggregate fair value of approximately $112.0 million. The Company’s investment in portfolio companies with an investment rating of “4” had an aggregate cost basis of approximately $98.9 million and an aggregate fair value of approximately $36.5 million.

Recent Developments

On April 20, 2021, the Company entered into the Fifth Amendment to Loan and Security Agreement (the “Fifth Amendment”), which amended the Holdings Credit Facility. Pursuant to the Fifth Amendment, the revolving period was extended from September 30, 2021 to April 20, 2024. The Holdings Credit Facility continues to mature two years after the end of the revolving period. With the extension of the revolving period, the Holdings Credit Facility will now mature on April 20, 2026. As of the date of the Fifth Amendment, the aggregate commitments of the lenders to the Holding Credit Facility equaled $730.0 million.

The Fifth Amendment made a number of other modifications, including, but not limited to, the following. The applicable spread used to determine the per annum interest rate payable under the Holdings Credit Facility was modified to be the higher of (a) 1.85% (reduced from 2.25%) and (b) the pro rata portion of the facility secured by assets that are First Lien Loans that are also Broadly Syndicated Loans (as each such term is defined under the Holdings Credit Facility) multiplied by 1.60% (reduced from 2.00%), plus the pro rata portion of the facility secured by assets that are not First Lien Loans that are Broadly Syndicated Loans multiplied by 2.10% (reduced from 2.50%). The Fifth Amendment also modified the applicable spread that would be effective during an Event of Default or a Curable BDC Asset Coverage Event (as each such term is defined under the Holdings Credit Facility) by reducing such applicable spread from 3.75% to 3.25%.

On May 5, 2021, NMFC and SkyKnight Income Alpha, LLC ("SkyKnight Alpha") entered into a limited liability company agreement to establish a joint venture, NMFC Senior Loan Program IV LLC ("SLP IV"). NMFC and SkyKnight Alpha have transferred and contributed 100% of their membership interest in SLP I and SLP II to SLP IV, pursuant to contribution agreements. The purpose of the joint venture is to invest primarily in senior secured loans issued by portfolio companies within our core industry verticals. All investment decisions must be unanimously approved by the investment committee of SLP IV, which has equal representations from NMFC and SkyKnight Alpha. On May 5, 2021, SLP IV entered into a $370.0 million revolving credit facility with Wells Fargo Bank, National Association which matures on May 5, 2026 and bears interest at a rate of LIBOR plus 1.60% per annum.

On May 4, 2021, the Company and the Investment Adviser entered into a Fee Waiver Agreement (the “Fee Wavier Agreement”). Pursuant to the Fee Waiver Agreement, the Investment Adviser agreed to voluntarily reduce the base management fees payable to the Investment Adviser by the Company under the Investment Management Agreement. Effective as of and for the quarter ended March 31, 2021 through the quarter ending December 31, 2022, the Investment Adviser agreed to waive a portion of the base management fee payable under the Investment Management Agreement such that the base management fee payable would not exceed 1.25% of the Company’s gross assets (the “Reduced Base Management Fee”). If, for any quarterly period during the term of the Fee Wavier Agreement, the Reduced Base Management Fee would be greater than the base management fee calculated under the terms of the Investment Management Agreement, the Investment Adviser shall only be entitled to the lesser of those two amounts.

On April 30, 2021, the Company’s board of directors declared a second quarter 2021 distribution of $0.30 per share payable on June 30, 2021 to holders of record as of June 16, 2021.

The Company will, subject to extraordinary circumstances, pay quarterly distributions to its common stockholders of at least thirty cents ($0.30) per quarter over the next seven quarters beginning with the second quarter distribution to be paid on June 30, 2021 and ending in the fourth quarter of 2022, subject to any possible extensions. The declaration of any such future distributions will be subject to the availability of legally distributable funds and the discretion and approval of the board of directors. The Investment Adviser has informed the Company that, to the extent necessary, it will waive incentive fees payable to the Investment Adviser in the event that there is an insufficient amount of legally distributable funds available to the Company to make the thirty cent ($0.30) distributions through the periods described above.

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[1] Adjusted NII excludes $0.8 million of accelerated deferred financing cost associated with the early repayment of unsecured notes.
[2] Includes collateral for securities purchased under collateralized agreements to resell.

[3] References to “YTM at Cost” assume the accruing investments, including secured collateralized agreements, in our portfolio as of a certain date, the "Portfolio Date", are purchased at cost on that date and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage. YTM at Cost uses the LIBOR curves at each quarter’s respective end date. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the Company’s portfolio or other factors.

[4] Excludes revolving credit facilities, netbacks, payment-in-kind (“PIK”) interest, bridge loans, return of capital and realized gains / losses.

[5] Excludes net income related to non-controlling interests in NMNLC. For the quarter ended March 31, 2021, $0.3 million of dividend income is excluded from investment income, $0.0 million of net direct and indirect professional, administrative, other general and administrative is excluded from net expenses and $0.1 million of unrealized gains is excluded from net realized and unrealized gains.

[6] Excludes the Company’s United States (“U.S.”) Small Business Administration (“SBA”)-guaranteed debentures.
[7] Includes premium received on additional convertible notes issued in June 2019.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Thursday, May 6, 2021, to discuss its first quarter 2021 financial results. All interested parties may participate in the conference call by dialing +1 (877) 443-9109 approximately 15 minutes prior to the call. International callers should dial +1 (412) 317-1082. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

New Mountain Finance Corporation
Consolidated Statements of Assets and Liabilities
(in thousands, except shares and per share data)
(unaudited)

	March 31, 2021	December 31, 2020
Assets
Investments at fair value
Non-controlled/non-affiliated investments (cost of $2,275,442 and $2,281,184 respectively)	$2,252,144	$2,249,615
Non-controlled/affiliated investments (cost of $104,959 and $115,543, respectively)	121,470	103,012
Controlled investments (cost of $648,906 and $600,942, respectively)	644,998	600,875
Total investments at fair value (cost of $3,029,307 and $2,997,669, respectively)	3,018,612	2,953,502
Securities purchased under collateralized agreements to resell (cost of $30,000 and $30,000, respectively)	21,422	21,422
Cash and cash equivalents	47,299	78,966
Interest and dividend receivable	32,927	28,411
Receivable from unsettled securities sold	–	9,019
Receivable from affiliates	–	117
Deferred tax asset	–	101
Other assets	8,075	5,981
Total assets	$3,128,335	$3,097,519

Liabilities
Borrowings
Unsecured Notes	$511,500	$453,250
Holdings Credit Facility	450,163	450,163
SBA-guaranteed debentures	300,000	300,000
Convertible Notes	201,494	201,520
DB Credit Facility	201,000	244,000
NMFC Credit Facility	107,000	165,500
Deferred financing costs (net of accumulated amortization of $35,513 and $33,325, respectively)	(18,270)	(16,839)
Net borrowings	1,752,887	1,797,594
Payable for unsettled securities purchased	62,863	26,842
Management fee payable	20,202	10,419
Incentive fee payable	14,602	7,354
Interest payable	9,826	15,587
Payable to affiliates	1,538	867
Deferred tax liability	14	–
Other liabilities	3,605	1,967
Total liabilities	1,865,537	1,860,630
Commitments and contingencies
Net Assets
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized, none issued	–	–
Common stock, par value $0.01 per share, 200,000,000 and 200,000,000 shares authorized, and 96,827,342 and 96,827,342 shares issued and outstanding, respectively	968	968
Paid in capital in excess of par	1,269,671	1,269,671
Accumulated overdistributed earnings	(26,322)	(48,764)
Total net assets of New Mountain Finance Corporation	$1,244,317	$1,221,875
Non-controlling interest in New Mountain Net Lease Corporation	18,481	15,014
Total net assets	$1,262,798	$1,236,889

Total liabilities and net assets	$3,128,335	$3,097,519

Number of shares outstanding	96,827,342	96,827,342
Net asset value per share of New Mountain Finance Corporation	$12.85	$12.62

New Mountain Finance Corporation
Consolidated Statements of Operations
(in thousands, except shares and per share data)
(unaudited)

	Three Months Ended
	March 31, 2021	March 31, 2020
Investment income
From non-controlled/non-affiliated investments:
Interest income (excluding Payment-in-kind ("PIK") interest income)	$39,560	$56,560
PIK interest income	2,534	1,026
Non-cash dividend income	2,401	2,324
Other income	2,824	1,471
From non-controlled/affiliated investments:
Interest income (excluding PIK interest income)	463	612
PIK interest income	–	457
Dividend income	–	720
Non-cash dividend income	1,505	(3,418)
Other income	102	291
From controlled investments:
Interest income (excluding PIK interest income)	1,148	974
PIK interest income	3,304	2,007
Dividend income	10,475	8,229
Non-cash dividend income	1,281	2,638
Other income	2,111	193
Total investment income	67,708	74,084
Expenses
Incentive fee	7,248	7,826
Management fee	13,420	13,858
Interest and other financing expenses	19,385	22,194
Administrative expenses	1,129	1,040
Professional fees	726	905
Other general and administrative expenses	442	499
Total expenses	42,350	46,322
Less: management and incentive fees waived	(3,637)	(3,543)
Net expenses	38,713	42,779
Net investment income before income taxes	28,995	31,305
Income tax expense	1	–
Net investment income	28,994	31,305
Net realized (losses) gains:
Non-controlled/non-affiliated investments	181	(702)
Non-controlled/affiliated investments	(12,212)	-
Controlled investments	1,535	4
New Mountain Net Lease Corporation	–	812
Net change in unrealized appreciation (depreciation):
Non-controlled/non-affiliated investments	8,271	(140,283)
Non-controlled/affiliated investments	29,042	(10,836)
Controlled investments	(3,841)	(52,808)
New Mountain Net Lease Corporation	–	(812)
(Provision) Benefit for taxes	(115)	898
Net realized and unrealized gains (losses)	22,861	(203,727)
Net increase (decrease) in net assets resulting from operations	51,855	(172,422)
Less: Net (increase) decrease in net assets resulting from operations related to non-controlling interests in New Mountain Net Lease Corporation	(365)	65
Net increase (decrease) in net assets resulting from operations related to New Mountain Finance Corporation	$51,490	$(172,357)
Basic earnings (loss) per share	$0.53	$(1.78)
Weighted average shares of common stock outstanding-basic	96,827,342	96,827,342
Diluted earnings (loss) per share	$0.49	$(1.78)
Weighted average shares of common stock outstanding-diluted	110,084,927	110,084,927
Distributions declared and paid per share	$0.30	$0.34

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company’s investment objective is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. The Company’s first lien debt may include traditional first lien senior secured loans or unitranche loans. Unitranche loans combine characteristics of traditional first lien senior secured loans as well as second lien and subordinated loans. Unitranche loans will expose the Company to the risks associated with second lien and subordinated loans to the extent it invests in the “last out” tranche. In some cases, the investments may also include small equity interests. The Company’s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL

New Mountain Capital is a New York-based investment firm that emphasizes business building and growth, rather than debt, as it pursues long-term capital appreciation. The firm currently manages private equity, public equity, and credit funds with over $33 billion in assets under management. New Mountain seeks out what it believes to be the highest quality growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, please visit http://www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements”, which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including the impact of COVID-19 and related changes in base interest rates and significant volatility on our business, portfolio companies, our industry and the global economy. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publicly update or revise any forward-looking statements made herein, except as may be required by law. All forward-looking statements speak only as of the time of this press release.

Contacts

New Mountain Finance Corporation
Investor Relations
Shiraz Y. Kajee, Authorized Representative
NMFCIR@newmountaincapital.com
(212) 220-3505